Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in each of the Statements of Additional Information and to the use of our report dated March 23, 2012, with respect to the consolidated financial statements of First Security Benefit Life Insurance Company of New York, and to the use of our report dated April 27, 2012, with respect to the financial statements of Variable Annuity Account A - EliteDesigns Variable Annuity, included in Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-142084) and the related Statement of Additional Information accompanying the Prospectus for the EliteDesigns Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
December 26, 2012